SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994


            Important Message From Union Pacific Corporation To
                       Santa Fe Pacific Shareholders:
                             IT'S TIME FOR SOME
                            STRAIGHT TALK ABOUT
                                  THE ICC
   Union Pacific has proposed to negotiate a merger in which you would receive a substantial premium to the consideration offered in the Burlington Northern merger based on current market prices. We believe your board of directors should be doing everything in its power to seek to maximize the value of your investment.

      But the Santa Fe directors have repeatedly refused to negotiate with us concerning the terms of our merger proposal. They continue to stonewall. AND they are telling you they think they can predict how the ICC would view our proposal.

   If the Santa Fe board thinks it can predict how the ICC will react, it's news to the ICC Chairman, Gail McDonald, who said publicly on October 20:

      "I urge caution to those who would make hasty judgments about how the ICC is likely to view any rail merger. The ICC's review of all major rail mergers goes far deeper than a cursory analysis of rail maps, and is also far broader than an analysis of competitive effects."
                   ...Excerpt from speech to Western Coal Traffic League Despite this, Robert D. Krebs, your Chairman, President and Chief Executive Officer, still says:

      "We haven't paid a lot of attention to Union Pacific's bids because their proposal for a merger is an illusion [because of its anti-competitive aspects]."
                                       Chicago Tribune, November 1, 1994

   And Mr. Krebs has repeatedly predicted that the ICC is likely to approve a Santa Fe/Burlington Northern merger.

   LET'S SET THE RECORD STRAIGHT:
   1.   There are extensive parallel     As you make your decision
        aspects to the Burlington        regarding how to vote on the
        Northern merger.                 Burlington Northern merger,
      * Burlington Northern and Santa    keep these points in mind:
        Fe lines are parallel between    * Union Pacific is prepared to
        every combination of these         negotiate a merger in
        cities:  Denver, Chicago,          accordance with the terms of
        Kansas City, Dallas/Ft.            the Burlington Northern/Santa
        Worth, Houston and Galveston.      Fe merger agreement, in which
      * There are at least 30 cities       you would receive what we
        where competing lines would        believe is superior value.
        be eliminated under the            We have indicated that we
        Burlington Northern merger.        will consider paying a
      * Burlington Northern and Santa      portion of that value in
        Fe are the ONLY lines serving      cash.
        such important shipping          * The Santa Fe board has
        points as Amarillo, TX;            refused to negotiate with us
        Lubbock TX; Superior, NE;          concerning the terms of our
        Fort Madison, IA; Galesburg,       merger proposal.
        IL; and Trinidad, CO; among      * Your board rejected our
        others.                            proposal to negotiate a
   2.   A panel of ICC and                 merger the day after it was
        transportation experts was         made.  While the Chairman of
        retained by Union Pacific to       the ICC, the panel of experts
        review the same information        and Union Pacific all caution
        given to Santa Fe.  The ICC        against hasty judgments,
        experts concluded:                 Santa Fe tells you they
      * Union Pacific has outlined a       passed judgment on our ICC
        strong case for ICC approval       case in barely 24 hours.
        of a combination with Santa      * We believe, and a panel of
        Fe that warrants favorable         experts agrees, that our
        consideration by the ICC.          proposal has good prospects
      * A Union Pacific/Santa Fe           for ICC approval, especially
        combination should have good       since we are prepared to
        prospects of gaining ICC           grant pro-competitive
        approval.                          conditions.
      The panel's conclusions also       * The Burlington Northern
      noted that ICC approval is a         merger raises significant
      long and complex process that        competitive concerns and
      can take two years or longer,        approval by the ICC is NOT
      and that at this stage, one          assured.
      cannot predict with certainty      * If Santa Fe shareholders
      the outcome of ICC review of         approve the Burlington
      either a Union Pacific or a          Northern merger, we will
      Burlington Northern combination      withdraw our proposal   and
      with Santa Fe.                       you will have no opportunity
                                           to consider our proposal.
                                      Send the Santa Fe board a strong
                                      message to enter into good faith
                                      negotiations concerning the Union
                                      Pacific proposal.

   Protect your interests.  Vote AGAINST the Burlington Northern merger.
                  Sign, Date, and Return the GOLD Proxy Card Today.

                                 UNION PACIFIC
                       LOGO      CORPORATION
   November 3, 1994
   If you need assistance or information please call our solicitor:
   Morrow & Co., Inc. at (800) 662-5200.
   Union Pacific's proposal is subject to termination of the Burlington Northern/Santa Fe merger agreement in accordance with its terms, a due diligence review, negotiation of a mutually satisfactory merger agreement with Santa Fe, approval of the Interstate Commerce Commission and approval of our respective Boards of Directors and stockholders. The Burlington Northern/Santa Fe merger agreement is subject to approval of the Interstate Commerce Commission and the respective stockholders of Burlington Northern and Santa Fe. Because of fluctuations in the market value of Union Pacific common stock and Burlington Northern common stock, there can be no assurances as to the actual value that Santa Fe stockholders would receive pursuant to the Union Pacific proposal or the Santa Fe/Burlington Northern merger.
   This solicitation is neither an offer to sell nor a solicitation of offers to buy any securities which may be issued in any merger or similar business combination involving Union Pacific and Santa Fe. The issuance of such securities would have to be registered under the Securities Act of 1933 and such securities would be offered only by means of a prospectus complying with the requirements of such Act.